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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ancor Communications, Inc:

We consent to incorporation by reference in the registration statements (file nos. 333-05379, 333-27841, 333-47793, and 333-62969) on form S-3 and in the registration statements (file nos. 333-70539, 33-82976 and 33-95138) on form S-8 of Ancor Communications, Inc., of our report dated February 5, 1999, relating to the balance sheet of Ancor Communications, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, and related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Ancor Communications, Inc.

/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 19, 1999